Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. ANNOUNCES STRATEGIC FINTECH INVESTMENT IN PAYZLI

Jericho, NY – January 11, 2024 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (the “Bank”), today announced that it closed on its committed investment of $6 million in United Payment Systems, LLC (doing business as Payzli) representing a 24.99% ownership interest in Payzli.

Payzli is an end-to-end payment technology company that acts as a single source for payment services, business management software, web enablement and mobile solutions.  It is also a registered Independent Sales Organization of the Bank.

“This strategic fintech investment in Payzli’s platform and founders will be leveraged to support Esquire’s future select business verticals for its national payment and small business platforms,” stated Andrew C. Sagliocca, the Vice Chairman, Chief Executive Officer and President of the Company and the Bank. “We are investing in a business partner and a technology platform that will assist us in servicing certain direct small business verticals across all their banking needs.”

“Payzli has forged its reputation on a straightforward mission - empowering individuals and enterprises to achieve excellence through exceptional fintech solutions. Esquire’s investment significantly enhances our ability to invest in the vital resources required to deliver unique technology solutions across diverse merchant verticals. This strong and unique strategic partnership with Esquire, combined with our Visa-direct platform, enables Payzli to bring to market technology and products that will revolutionize the merchant and partner experience,” said the Payzli Founding Team.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002 / eric.bader@esqbank.com